EXHIBIT 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Offering Made Pursuant to Previously Filed “Shelf” Registration Statement

     TARRYTOWN, NY – June 10, 2005 -Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) announced today the pricing of an underwritten public offering of 1,532,467 shares of its common stock pursuant to an effective “shelf” registration statement. UBS Investment Bank acted as sole manager for the offering. The price to the public is $19.25 per share, and proceeds to the Company from the offering, net of expenses, are expected to be approximately $28.5 million. The offering is being made pursuant to the Company’s existing $60 million shelf registration statement initially filed in May 2004; common stock with a public offering price of approximately $30.5 million was sold by the Company in April 2005 under this registration statement. Progenics intends to use the net proceeds from this offering to fund clinical trials of its investigational drug methylnaltrexone (MNTX), to fund clinical trials of other product candidates and for other research and development programs. All of the shares in the offering are being sold by Progenics.

     A final prospectus supplement and related prospectus relating to the offering may be obtained from UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attn: Equity Syndicate Desk or by sending a request via facsimile to UBS Securities LLC at 212-821-4998, when available.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development.